Exhibit 99.1

Agilent Technologies announces term facility for borrowing of up to $1.0 billion to finance share repurchase program

PALO ALTO, Calif., Dec. 16, 2005

Agilent Technologies Inc. (NYSE: A) today announced that it has entered into a term facility of up to $1.0 billion to help finance its share repurchase program, including the repurchase for cash of approximately 83 million shares of its common stock pursuant to the modified “Dutch auction” self-tender offer announced on Nov. 14, 2005. Agilent announced Dec. 6, 2005, that there were no remaining financing conditions to its self-tender offer. The tender offer expired Dec. 13, 2005, at 12:00 midnight ET. On Dec. 14, 2005, Agilent announced preliminary results of the tender.

Amounts borrowed under the term facility will mature within four months or, if earlier, upon any refinancing of the term facility. The term facility provides for a senior secured loan, subject to satisfaction of customary conditions to borrowing, which if and when advanced, will result in Agilent classifying up to approximately $1.1 billion of its investments as restricted. The loan will bear interest, at the election of the company, at an annual rate of either a margin of 30 basis points over one month LIBOR for Eurodollar based borrowings, or at a rate equal to the higher of prime and 50 basis points over the federal funds rate for base rate borrowings. Agilent expects to repay the loan under the term facility through a refinancing of the facility within the next four months.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements,” including, but not limited to, statements regarding the term facility, our ability to satisfy conditions to borrow thereunder, timing of borrowing, and our ability to repay or refinance amounts borrowed at or prior to maturity thereof. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: prevailing market conditions; changes in economic and financial conditions of Agilent’s business; other uncertainties and matters beyond the control of management; and the other risks detailed in Agilent’s periodic filings with the Securities and Exchange Commission. Agilent undertakes no obligation to update these statements for revisions or changes after the date of this release.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 21,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal 2005. Information about Agilent is available on the Web at www.agilent.com.

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Contact:

Hilliard Terry
+1 650 752 5329
hilliard_terry@agilent.com